Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 1st day of May 2025 by and among Susan Rodriguez, currently residing at [***] (the “Executive”), and Avadel Management Corporation, a Delaware corporation with a principal office located at 16640 Chesterfield Grove Road, Suite 200, Chesterfield, Missouri 63005 (the “Company”). The Company is an indirect wholly owned subsidiary of Avadel Pharmaceuticals plc, an Irish public limited company with a principal office located at Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland (“Avadel plc”).

W I T N E S S E T H
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.EMPLOYMENT TERMS
1.1Position.
(a)Positions. The Executive shall serve as the Chief Operating Officer of Avadel plc and the Company, and shall carry out such work as may be reasonably required by the Company in connection with the business of Avadel plc and the Company consistent with such positions and the terms and conditions of this Agreement. Executive’s primary work location will be remote at Executive’s home address in [***], provided that Executive will be required to travel for business from time to time, consistent with business needs. The Executive will devote substantially all of the Executive’s business time, attention and efforts to Avadel plc and the Company and during such time the Executive will make the best use of her energy, knowledge and training for the purpose of advancing the interests of Avadel plc and the Company. Except as may be otherwise expressly authorized in writing by the Chief Executive Officer, during her employment with the Company the Executive will accept no other employment nor serve as an officer, director or principal of any other company or organization (other than a member of the Avadel Group of Companies (as hereinafter defined). Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities (which may include service as a board member of a religious, charitable or other not-for-profit organization) as long as such activities do not interfere with the Executive’s performance of her duties to or with respect to Avadel plc and each of its direct or indirect subsidiaries including the Company (collectively, the “Avadel Group of Companies”). The Executive

will comply with all written policies of the Avadel Group of Companies to the extent applicable to the Executive.
(b)Reporting. In her capacities as the Chief Operating Officer of Avadel plc and the Company, the Executive shall report directly to the Company’s Chief Executive Officer, currently Gregory J. Divis.
1.2Duration. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing on the first day of employment, which the Company anticipates will be on or before May 19, 2025 (the “Effective Date”). This offer is contingent on Executive providing both proof of Executive’s identity and demonstrating Executive’s legal authorization to work in the United States as required by law and upon the successful completion of, a background check (criminal, professional, and department of motor vehicle), and a mandatory pre-employment drug test. The duration of the Executive’s employment shall commence as of the Effective Date and shall continue under the terms and condition of this Agreement, for one (1) year following the Effective Date, with this Agreement automatically renewing thereafter for successive periods of one (1) year unless the Executive or the Company provides written notice to the other of her or its intention not to renew the Agreement at least thirty (30) days prior to the next upcoming expiration date. Notwithstanding the foregoing, this Agreement and the Executive’s at-will employment hereunder may be terminated at any time pursuant to Section 3.1 hereof. At the termination of this Agreement, the Executive’s employment with the Company shall terminate simultaneously.
2.COMPENSATION; BENEFITS
2.1Base Salary. The Company shall pay to the Executive a gross annual base salary of Five Hundred Ten Thousand Dollars ($510,000) per year, paid on a semi-monthly basis and subject to ordinary and lawful deductions. The Company will review the Executive’s base salary on or about the first of every calendar year, and, in the Company’s sole discretion, make any increases that the Company deems warranted. If the Executive’s base salary is increased, the new increased base salary will be the base salary for purposes of this Agreement.
2.2Bonus. The Executive shall be eligible for a potential annual bonus with a target payout of no less than forty-five percent (45%) of the Executive’s base salary based upon the Executive’s achievement of certain business and individual performance objectives as well as the performance of Avadel plc against its objectives as determined by the Company. The Company may review the Executive’s bonus target from time to time, and, in the Company’s sole discretion, make any increases that the Company deems warranted. Subject to the requirement that the Executive shall be employed by a member of the Avadel Group of Companies on the date that the bonus is deemed earned by the Compensation Committee of the Company’s Board of Directors, any bonus payments due hereunder shall be paid to the Executive no later than March 15 of the calendar year following the applicable year to which the annual bonus relates, subject to ordinary and lawful deductions. For the calendar year 2025, any bonus shall be pro-rated based on the date the Executive begins employment with the Company.
2.3Stock Options and Additional Equity Grants. In connection with the commencement of her employment, and subject to Board approval, the Executive will be awarded three hundred thousand (300,000) stock options that will vest in four (4) equal twenty-five percent (25%) installments over a four (4) year period pursuant to the terms of the applicable stock option agreement and the Avadel Pharmaceuticals plc 2021 Inducement Plan (together, the “Equity Documents”). The Executive will also be eligible to participate in future equity awards which may be granted to executive management, based upon Company and individual performance, at the sole discretion of the Board.
2.4Insurance and Benefits.
(a)Plan Participation. The Company shall facilitate the participation by the Executive and her family in medical, health, vision, dental, hospitalization, term life, and workers compensation insurance, long-term disability, short-term disability, and 401k savings plan programs of the Company, to the extent now existing or hereafter established, that are generally made available to executives or employees of the Company, in each case according to the terms and conditions (including eligibility requirements) of such plans or programs. The Executive acknowledges current insurance plans and Company policies are subject to changes at the business discretion of the Company.
(b)Vacation and Paid Time Off. The Executive shall be eligible for vacation of twenty (20) days per year, which shall be accrued or earned on a monthly basis. The Executive shall also be entitled to the Company’s usual and customary holidays, including two (2) floating holidays per year and corporate holidays to be taken in accordance with the normal Company paid vacation and time-off policies. The Company also grants the Executive five (5) sick days annually.
(c)Indemnification; General Liability.
(i)To the fullest extent permitted by applicable law, the Company, its receiver, or its trustee shall indemnify, defend, and hold the Executive harmless from and against any expense, loss, damage, or liability incurred or connected with any claim, suit, demand, loss, judgment, liability, cost, or expense (including reasonable attorneys’ fees) arising from or related to the services performed by her under the terms of this Agreement and amounts paid in settlement of any of the foregoing; provided that the same were not the result of the Executive’s fraud, gross negligence, or reckless or intentional misconduct. The Company may advance to the Executive the costs of defending any claim, suit, or action against her if she undertakes to repay the funds advanced, with interest, should it later be determined that she is not entitled to indemnification under this Section 2.4(c); provided, however, and notwithstanding the foregoing, this sentence shall not apply to the defense of any claim that may be brought by the Company or any of the Avadel Group of Companies against the Executive.
(ii)The Company shall provide coverage to the Executive for her general liability, director and officer liability, and professional liability insurance at the same levels and on the same terms as provided to its other executive officers.
2.5Reimbursement of Expenses. The Company shall reimburse the Executive, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy in effect at the time such expenses are incurred. In no event will such reimbursements, if any, be made later than the last day of the year following the year in which the Executive incurs the expense.
3.TERMINATION AND SEVERANCE
3.1Termination.
(a)Nothing in this Agreement shall prevent the Company from terminating the Executive’s employment with the Company and this Agreement at any time, with or without “Cause.” “Cause” means: (i) conviction of the Executive of, or the Executive’s plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud, theft, or misappropriation by the Executive of any asset or property of any member of the Avadel Group of Companies, including, without limitation, any theft or embezzlement or any diversion of any corporate opportunity; (iii) breach by the Executive of any of the material obligations contained in this Agreement; (iv) conduct by the Executive materially contrary to the material policies of any member of the Avadel Group of Companies; (v) material failure by the Executive to meet the goals and objectives established by any member of the Avadel Group of Companies; provided that the Executive has failed to cure such failure within a reasonable period of time after written notice to her regarding such failure; or (vi) conduct by the Executive that results in a material detriment to any member of the Avadel Group of Companies, or its program, or goals or that is inimical to its reputation and interest; provided that the Executive has failed to cure such failure within a reasonable period of time after written notice to her regarding such conduct. Any reoccurrence of such acts constituting Cause within one (1) year of the original occurrence will require no such pre-termination right of the Executive to cure.
(b)The Executive may terminate the Executive’s employment with the Company and this Agreement for or other than for “Good Reason”. “Good Reason” means, without the Executive’s consent, any of the following: (i) the Company’s diminution in the Executive’s authority, duties or responsibilities with respect to Avadel plc or the Company in any material respect or the Company’s assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s position with Avadel plc or the Company as stated in this Agreement; (ii) a change in the location of the

Executive’s employment which increases the Executive’s one-way commute by more than sixty (60) miles; or (iii) a material breach by the Company of this Agreement.
(c)In the event that the Executive desires to resign from the Company, she shall promptly give the Company written notice of the date that such resignation will be effective, provided that the notice period shall be no less than thirty (30) days; provided further, that the Company may unilaterally accelerate the date of termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement. In the event that the Executive desires to resign from the Company for Good Reason, she shall provide the Company with written notice setting forth the acts constituting Good Reason within ninety (90) days of the initial occurrence of the Good Reason condition and providing that the Company may cure such acts within thirty (30) days of receipt of such notice. If such condition is not remedied within such thirty- (30-) day cure period, any termination of employment by the Executive for “Good Reason” must occur within ninety (90) days after the period for remedying such condition has expired.
(d)In the event that the Company desires to terminate the Executive’s employment, with or without Cause, the Company shall give the Executive written notice thereof, and the termination shall be effective as of the date specified in the written notice.
(e)The Executive’s employment and this Agreement shall terminate automatically upon the Executive’s death. If the Company determines that the Executive is subject to an Incapacity (as hereinafter defined), the Company may terminate the Executive’s employment and this Agreement effective upon the Executive’s Incapacity. “Incapacity” shall mean the inability of the Executive to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for a period of ninety (90) days in the aggregate in any one hundred eighty- (180-) day period.
(f)If the Executive’s employment is terminated for any reason, the Company shall pay to the Executive (or, after the Executive’s death, her estate) any accrued or awarded but unpaid annual bonus and accrued but unused vacation pay, expense reimbursement and other benefits due to the Executive under any Company-provided benefit plans, policies and arrangements, with such accrued but unpaid annual bonus and vacation pay and expense reimbursements payable no later than thirty (30) days after the date of termination of employment (sooner to the extent required by applicable law or to the extent the bonus is payable prior to such time) and any other benefits payable in accordance with the applicable terms of the benefit plans, policies and arrangements. The payments in this Section 3.1(f) are collectively referred to as the “Accrued Obligations.”
3.2Severance. If the Executive terminates this Agreement and her employment with the Company for Good Reason or if the Executive’s employment with the Company is terminated by the Company without Cause or by non-renewal of this Agreement by the Company, the Company shall pay severance to the Executive as follows:
(i) severance pay in an amount equal to one (1.0) times the Executive’s then-current annual base salary, which shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices; and
(ii) if the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company each month will pay for the Executive’s COBRA premiums for such coverage (at coverage levels in effect immediately prior to the Executive’s termination) until the earlier of: (A) the expiration of a period of twelve (12) months from the date of termination or (B) the date upon which the Executive becomes covered under similar plans of any subsequent employer or is otherwise ineligible for COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to applicable tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
All payments and benefits set forth in the foregoing items (i) and (ii) hereof are defined as the “Severance Pay and Benefits.” The Executive’s receipt of the foregoing Severance Pay and Benefits is conditioned upon her execution and delivery to the Company of a separation and release agreement acceptable to the Company governing the termination of the employment relationship between the Executive and the Company and the Executive’s release of all claims against all members of the Avadel Group of Companies and their employees, officers, directors, contractors and other related persons (the “Separation and Release Agreement”), and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within the time period set forth in the Separation and Release Agreement and in no event more than sixty (60) days following the date of termination of the Executive’s employment. The amounts payable under this Section 3.2, to the extent taxable, shall be paid or commence to be paid within sixty (60) days after the Executive’s date of termination; provided, however, that if the 60-day period spans more than one calendar year, any payments that the Executive is entitled to receive during such period shall be accumulated and paid in a lump sum only in the subsequent calendar year.
3.3Change of Control.
(a)If the Executive terminates this Agreement and her employment with the Company for Good Reason or if the Executive’s employment with the Company is terminated by the Company without Cause or by non-renewal of this Agreement by the Company, and such termination occurs during a Change of Control Period (as hereinafter defined), then, in addition to the Executive being eligible for the Severance Pay and Benefits, subject to the terms of Section 3.2 above, and notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option plan or agreement:
(i)all of Executive’s stock options and other stock-based awards (the “Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the date of termination or (ii) the effective date of the Separation and Release Agreement (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the date of termination in the absence of this Agreement will be delayed until the effective date of the Separation and Release Agreement and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation and Release Agreement becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the date of termination and the Accelerated Vesting Date; and
(ii)the Executive’s outstanding and vested stock options as of the Executive’s termination of employment date will remain exercisable until the eighteen (18) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option right will not extend beyond its original maximum term as of the original date of the grant (the “Extended Exercise Period”).
(b)The Executive’s receipt of the foregoing (i) and (ii) is conditioned upon her execution and delivery to the Company of the Separation and Release Agreement within the time period set forth in the Separation and Release Agreement and in no event more than sixty (60) days following the date of termination of the Executive’s employment.
3.4Change of Control Definitions. For purposes of Section 3.3 above, the following definitions shall apply:
(a)“Change of Control” means the occurrence of any of the following events:
(i) a change in the ownership of Avadel plc, Avadel US Holdings, Inc. or the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of equity interests of Avadel plc, Avadel US Holdings, Inc. or the Company that, together with the other equity interests held by such Person, constitute more than fifty percent (50%) of the total voting power of the equity interests of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable); provided, however, that for purposes of this subsection, the acquisition of additional equity interests by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the equity interests of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) will not be considered a Change or Control; or
(ii) a change in the effective control of Avadel plc, Avadel US Holdings, Inc. or the Company which occurs on the date that a majority of the members of the Board of Directors of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable), the acquisition of additional control of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) by the same Person will not be considered a Change of Control; or
(iii) a change in the ownership of a substantial portion of the assets of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, the Change in Control must constitute a change in ownership, effective control or substantial portion of the assets of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) within the meaning of Section 409A of the Code.
(b) “Change of Control Period” means the period ending eighteen (18) months following a Change of Control.
3.5Other Termination. If the Executive terminates this Agreement and her employment with the Company other than for Good Reason or by non-renewal of this Agreement by the Executive, or if the Executive’s employment with the Company is terminated by the Company for Cause or as the result of the Executive’s Incapacity, or the Executive dies while employed by the Company, the Company shall pay to the Executive the Accrued Obligations, but the Executive shall not be entitled to any further compensation from the Company pursuant to this Agreement or otherwise.
3.6Resignations. Notwithstanding any other provision of this Agreement, the Executive agrees to resign, as soon as administratively practicable, from any and all positions held with all members of the Avadel Group of Companies, at the time of termination of the Executive’s employment with any member of the Avadel Group of Companies.
4.RESTRICTIVE COVENANTS
(a)Restriction. To the fullest extent permitted under applicable law, at all times during the Executive’s employment by the Company and for a period of five (5) years after termination of the Executive’s employment with the Company, the Executive (i) shall hold in strictest confidence all Restricted Information (as hereinafter defined), (ii) shall not directly or indirectly use, copy, disclose or otherwise distribute any Restricted Information, except for the benefit of a member of the Avadel Group of Companies to the extent necessary to perform her obligations to Avadel plc and the Company under this Agreement, and (iii) shall not disclose any Restricted Information to any person, firm, corporation or other entity without written authorization of the Chief Executive Officer or Board of Directors of Avadel plc. Any breach of any provision of this Section 4.1(a) shall be considered a material breach of this Agreement.
(b)Definitions. As used in this Section 4, the following terms shall have the meanings set forth below:
(i) “Restricted Information” means any Confidential Information (as hereinafter defined) and any Trade Secrets (as hereinafter defined).
(ii) “Confidential Information” means any information of or about any member of the Avadel Group of Companies, and any of the employees, customers and/or suppliers of any member of the Avadel Group of Companies, which is not generally known outside of the Avadel Group of Companies, which the Executive obtains (whether before, on or after the date of this Agreement) in connection with the Executive’s employment with the Company, and which may be useful to any competitor of the Avadel Group of Companies or the disclosure of which would be damaging to any member of the Avadel Group of Companies. Confidential Information includes, but is not limited to, any and all of the following information about any member of the Avadel Group of Companies: (A) information about products, product candidates, and research and development plans, activities and results (including information about planned and in-process clinical trials); (B) information about business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (C) the manner or terms upon which products or services are obtained from suppliers or on which products or services are provided to customers; (D) without duplication of item (A) above, the nature, origin, composition, performance and development of any products or services; (E) information about finances, financial condition, results of operations and prospects; and (F) information about employees, consultants or customers or suppliers. For the avoidance of doubt, Confidential Information shall not include information that (1) is or has been made generally available to the public through the disclosure thereof in a manner that was authorized by the Company and did not violate any common law or contractual right of the applicable party; (2) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions hereof; or (3) was already in the possession of the Executive without an obligation of confidentiality prior to the date her employment with the Company began.
(iii) “Trade Secret” means any Confidential Information to the extent such information constitutes a trade secret under applicable law.
(c)Certain Permitted Disclosures. Notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (B) solely for purposes of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Trade Secret to the Executive’s attorney and use the Trade Secret in the court proceeding, if the Executive (i) files any document containing the Trade Secret under seal and (ii) does not disclose the Trade Secret, except pursuant to court order.
4.1Invention Assignment.
(a)The Executive will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive’s direction during the period of the Executive’s employment. The Executive acknowledges that all work performed by her is on a “work for hire” basis, and the Executive hereby does assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all her right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Avadel Group of Companies or which may be used with such products or services; or (b) result from tasks assigned to her by the Avadel Group of Companies; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Avadel Group of Companies (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”). For the avoidance of doubt, this Section 4.2 applies to the Executive’s entire service relationship with the Company.
(b)To preclude any possible uncertainty, the Executive has set forth on Exhibit A attached hereto a complete list of Developments that the Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of her employment with the Company that she considers to be her property or the property of third parties and that she wishes to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that she is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. The Executive has also listed on Exhibit A all patents and patent applications in which she is named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, the Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of the Executive’s employment with the Company, she incorporates a Prior Invention into a Company product, process or machine or other work done for the Avadel Group of Companies, the Executive hereby grants to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.
(c)This Agreement does not obligate the Executive to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on the Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of her employment, the Avadel Group of Companies actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Avadel Group of Companies. However, the Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. The Executive understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 4.2 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to any moral rights or other special rights which the Executive may have or accrue in any Company-Related Developments.

4.2Non-Competition. In order to protect Confidential Information and goodwill, during the Executive’s employment with the Company and for a period of one (1) year after the termination of the Executive’s employment with the Company for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the United States or in any other country in which the Avadel Group of Companies does business, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Avadel Group of Companies, or products or services that the Avadel Group of Companies or its affiliates, has under development or that are the subject of active planning at any time during the Executive’s employment. Executive acknowledges and agrees that Executive had up to fourteen (14) days to consider the terms of this Agreement prior to signing it.
4.3Non-Solicitation of Employees and Contractors. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or attempt to solicit any employee, consultant or other contractor of or service provider to any member of the Avadel Group of Companies with whom the Executive had Material Contact to perform services for the Executive or for any other business or entity, whether as an executive, consultant, partner or participant in any such business or entity, or to terminate or lessen any such employee’s, consultant’s or other contractor’s service with any member of the Avadel Group of Companies. “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the business of any member of the Avadel Group of Companies. This Section 4.4 shall cease to be applicable to any activity of the Executive from and after such time as all members of the Avadel Group of Companies have ceased all business activities or have made a decision to cease all business activities.
4.4Non-Solicitation of Customers and Suppliers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit any actual or prospective customers or suppliers of any member of the Avadel Group of Companies with whom the Executive had Material Contact, for the purpose of selling any products or services which compete with the business of any member of the Avadel Group of Companies. This Section 4.5 shall cease to be applicable to any activity of the Executive from and after such time as all members of the Avadel Group of Companies have ceased all business activities or have made a decision to cease all business activities.
4.5Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of any portion of Sections 4.1 through 4.5, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of Section 4.1 through 4.5, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the posting of a bond.

4.6Protected Rights. Notwithstanding any other provision of this Agreement, the Company and the Executive hereby acknowledge and agree that:
(i) Nothing in this Agreement shall prohibit the Executive from reporting possible violations of Federal, State or other law or regulations to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any such investigation or proceeding.
(ii) Nothing herein limits the Executive’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to the Company.
(iii) The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive made any such reports or disclosures or is assisting in any such investigation.
(iv) The Executive (A) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (B) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (C) will not be prohibited from receiving any amounts hereunder as the result of making any such reports or disclosures or assisting with any such investigation or proceeding.
5.MISCELLANEOUS
5.1Entire Agreement. This Agreement (including any exhibits hereto) supersedes any and all other understandings and agreements, either oral or in writing, among the parties (including affiliates of the Company) with respect to the subject matter, and constitutes the sole agreement among the parties with respect to the subject matter hereof.
5.2Severability. If any term or provision of this Agreement or any application of this Agreement shall be declared or held invalid, illegal, or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality, or unenforceability, and the validity, legality, and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.
5.3Survival. Notwithstanding any expiration or termination of this Agreement, Section 2.4(c) hereof, Section 4 hereof and this Section 5 shall survive such expiration or termination to the extent necessary to effectuate the terms contained herein.
5.4Interpretation of Agreement.
(a)Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, or paragraph hereof; (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa; and (iii) words importing the singular shall include the plural, and vice versa.
(b)All parties to this Agreement have participated in the drafting and negotiation of this Agreement. This Agreement has been prepared by all parties equally, and is to be interpreted according to its terms. No inference shall be drawn that the Agreement was prepared by or is the product of any particular party or parties.
5.5Taxes.
(a)The parties hereto acknowledge that the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) are still being developed and interpreted by government agencies and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to continue to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to tax under Section 409A (which may require deferral of severance or other compensation), the Company and the Executive agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis as needed. Further, to the extent any amount or benefit under this Agreement is subject to the requirements of Section 409A, then, with respect to such amount or benefit, this Agreement will be interpreted in a manner to comply with the requirements of Section 409A.
(b)Further, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or as a result of a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment”, “Termination Date”, or the like shall mean “separation from service”.

(c)For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
(d)If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of Avadel’s securities are publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of Executive’s employment or, if earlier, Executive’s death, if and as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.
(e)To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts shall be so treated as exempt from Code Section 409A (and in particular, the earliest amounts to be paid under Section 3 of the Agreement will be first treated as exempt from Code Section 409A under the short-term deferral exemption and then the separation pay exemption to the extent available).
(f)Any reimbursements, in-kind benefits or offset provided under this Agreement that constitutes deferred compensation under Code Section 409A shall be made or provided in accordance with the requirement of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expense incurred during the period of time specified in this Agreement, (ii) the amount of expense eligible for reimbursement, or in-kind benefits, provided during a calendar year may not affect the expense eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation of exchange for another benefit.
(g)The Company makes no warranty regarding the tax treatment to the Executive of payments provided for under this Agreement, including the tax treatment of such payments that may be subject to Section 409A. The Executive will be responsible for paying all federal, state, and local income and employment taxes that may be due on such payment, provided that the Company will be responsible for any withholding obligations under applicable law. The Company will not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
5.6Mandatory Reduction of Payments in Certain Events. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first from the latest amounts to be paid and then any other benefits. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to this Section 5.6 could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
5.7Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Missouri, or, to the extent applicable the laws of the United States of America, in each case without giving effect to the principles of choice or conflicts of laws thereof. Each of the parties hereto consents and agrees to the exclusive personal jurisdiction of any state or federal court sitting in the State of Missouri, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the conduct of any party in connection with this Agreement shall be heard only in the courts described above.

5.8Binding Arbitration.
(a)All disputes arising under this Agreement or arising out of or relating to the Executive’s employment relationship with the Company shall be submitted to final and binding arbitration. Arbitration of such matters shall proceed consistent with the Employment Arbitration Rules and Mediation Procedures as established by the American Arbitration Association (“AAA”). Venue for any arbitration shall be St. Louis, Missouri or any other location mutually agreed upon by the Executive and the Company.
(b)The arbitration shall be conducted using the Expedited Procedures of the AAA Rules, regardless of the amount in dispute.
(c)The disputing parties shall agree on an arbitrator qualified to conduct AAA arbitration. If the disputing parties cannot agree on the choice of arbitrator, then each party shall choose one independent arbitrator. The two arbitrators so chosen shall jointly select a third arbitrator, who shall conduct the arbitration.
(d)All disputes relating to this Agreement shall be governed by the laws of the State of Missouri, and the arbitrator shall apply such law without regard to the principles of choice or conflicts of laws thereof.
(e)All aspects of the arbitration shall be treated as confidential.
(f)The Company and the Executive shall each pay fifty percent (50%) of the arbitrator’s fees and costs. Each party shall pay its own deposition, witness, expert, and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs to be awarded to the prevailing party, the arbitrator may award reasonable attorneys’ fees in accordance with the applicable statute or written agreement. The arbitrator shall resolve any dispute as to the reasonableness of any fees or costs awarded under this paragraph.
(g)The decision of the arbitrator shall be final, and the parties agree to entry of such decision as judgments in all courts of appropriate jurisdiction.
(h)Notwithstanding the foregoing, this Section 5.8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including, without limitation, relief sought under Section 4 of this Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 5.8.
5.9Amendments. This Agreement shall not be modified or amended except by a writing signed by all of the parties.

5.10Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each party hereto.
5.11Assignment.
(a)This Agreement and all of the Executive’s rights and obligations hereunder are personal to the Executive and may not be transferred or assigned by her at any time, except that any assets accruing to the Executive in connection with this Agreement shall accrue to the benefit of the Executive’s heirs, executors, administrators, successors, permitted assigns, trustees, and legal representatives.
(b)The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with a merger, consolidation or sale or transfer of all or substantially all of the Company’s assets to such entity; provided further, that the Company will require any successor to the Company in the case of a merger, consolidation or sale or transfer of all or substantially all of the assets of Avadel plc or the Company to assume this Agreement.
5.12Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions. No waiver of any provision of this Agreement or of any right or benefit arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly so provided in writing.
5.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

THE COMPANY
AVADEL MANAGEMENT CORPORATION
By: /s/ Gregory J. Divis____________________
Name: Gregory J. Divis
Title: President

THE EXECUTIVE

/s/ Susan Rodriguez________________________
Name: Susan Rodriguez